                                                                     EXHIBIT 7.1





                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            CAMCO INTERNATIONAL INC.

                            PLANE ACQUISITION CORP.

                                      and

                           PRODUCTION OPERATORS CORP





                               February 27, 1997

                                   ARTICLE I

                                   THE MERGER   . . . . . . . . . . . . . .    1

SECTION 1.1.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . .    1
SECTION 1.2.  Effective Time  . . . . . . . . . . . . . . . . . . . . . . .    2
SECTION 1.3.  Effects of the Merger . . . . . . . . . . . . . . . . . . . .    2
SECTION 1.4.  Certificate of Incorporation and By-laws  . . . . . . . . . .    2
SECTION 1.5.  Directors . . . . . . . . . . . . . . . . . . . . . . . . . .    2
SECTION 1.6.  Officers  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
SECTION 1.7.  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . .    3

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES   . . . .    3

SECTION 2.1.  Effect on Capital Stock . . . . . . . . . . . . . . . . . . .    3
       (a)    Capital Stock of Sub  . . . . . . . . . . . . . . . . . . . .    3
       (b)    Cancellation of Company and Parent Owned Stock  . . . . . . .    3
       (c)    Conversion of Shares  . . . . . . . . . . . . . . . . . . . .    3
       (d)    No Fractional Shares  . . . . . . . . . . . . . . . . . . . .    3

SECTION 2.2.  Exchange of Certificates  . . . . . . . . . . . . . . . . . .    4
       (a)    Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . .    4
       (b)    Payment of Merger Consideration   . . . . . . . . . . . . . .    4
       (c)    Exchange Procedure  . . . . . . . . . . . . . . . . . . . . .    4
       (d)    Distributions with Respect to Unexchanged Shares  . . . . . .    5
       (e)    No Further Ownership Rights in Shares   . . . . . . . . . . .    5

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES   . . . . . . . . .    5

SECTION 3.1.  Representations and Warranties of the Company . . . . . . . .    5
       (a)    Organization, Standing and Power  . . . . . . . . . . . . . .    5
       (b)    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .    6
       (c)    Capital Structure   . . . . . . . . . . . . . . . . . . . . .    6
       (d)    Authority; Non-contravention  . . . . . . . . . . . . . . . .    7
       (e)    SEC Documents   . . . . . . . . . . . . . . . . . . . . . . .    8
       (f)    Information Supplied  . . . . . . . . . . . . . . . . . . . .    8
       (g)    Absence of Certain Changes or Events  . . . . . . . . . . . .    9
       (h)    State Takeover Statutes; Absence of Supermajority Provision      9
       (i)    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       (j)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   10
       (k)    Accounting Matters  . . . . . . . . . . . . . . . . . . . . .   10
       (l)    Employee Benefit Matters  . . . . . . . . . . . . . . . . . .   10
       (m)    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

       (n)    No Excess Parachute Payments  . . . . . . . . . . . . . . . .   12
       (o)    Environmental Matters   . . . . . . . . . . . . . . . . . . .   12
       (p)    Compliance with Laws  . . . . . . . . . . . . . . . . . . . .   12
       (q)    Material Contracts and Agreements   . . . . . . . . . . . . .   13
       (r)    Title to Properties   . . . . . . . . . . . . . . . . . . . .   14
       (s)    Intellectual Property   . . . . . . . . . . . . . . . . . . .   14
       (t)    Labor Matters   . . . . . . . . . . . . . . . . . . . . . . .   15
       (v)    Undisclosed Liabilities   . . . . . . . . . . . . . . . . . .   15
       (w)    Opinion of Financial Advisor  . . . . . . . . . . . . . . . .   15
       (x)    Board Recommendation  . . . . . . . . . . . . . . . . . . . .   16

SECTION 3.2.  Representations and Warranties of Parent and Sub  . . . . . .   16
       (a)    Organization; Standing and Power  . . . . . . . . . . . . . .   16
       (b)    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .   16
       (c)    Capital Structure   . . . . . . . . . . . . . . . . . . . . .   16
       (d)    Authority; Non-contravention  . . . . . . . . . . . . . . . .   17
       (e)    SEC Documents   . . . . . . . . . . . . . . . . . . . . . . .   18
       (f)    Information Supplied  . . . . . . . . . . . . . . . . . . . .   19
       (g)    Absence of Certain Changes or Events  . . . . . . . . . . . .   19
       (h)    State Takeover Statutes; Absence of Supermajority Provision     19
       (i)    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       (j)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   20
       (k)    Accounting Matters  . . . . . . . . . . . . . . . . . . . . .   20
       (l)    Employee Benefit Matters  . . . . . . . . . . . . . . . . . .   20
       (m)    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (n)    Environmental Matters   . . . . . . . . . . . . . . . . . . .   21
       (o)    Compliance with Laws  . . . . . . . . . . . . . . . . . . . .   22
       (p)    Material Contracts and Agreements   . . . . . . . . . . . . .   22
       (q)    Title to Properties   . . . . . . . . . . . . . . . . . . . .   22
       (r)    Intellectual Property   . . . . . . . . . . . . . . . . . . .   23
       (s)    Labor Matters   . . . . . . . . . . . . . . . . . . . . . . .   23
       (t)    Undisclosed Liabilities   . . . . . . . . . . . . . . . . . .   24
       (u)    Opinion of Financial Advisor  . . . . . . . . . . . . . . . .   24
       (v)    Board Recommendation  . . . . . . . . . . . . . . . . . . . .   24

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . .   24

SECTION 4.1.  Conduct of Business . . . . . . . . . . . . . . . . . . . . .   24
       (a)    Ordinary Course   . . . . . . . . . . . . . . . . . . . . . .   24
       (b)    Changes in Employment Arrangements  . . . . . . . . . . . . .   27
       (c)    Severance   . . . . . . . . . . . . . . . . . . . . . . . . .   27
       (d)    Other Actions   . . . . . . . . . . . . . . . . . . . . . . .   27
SECTION 4.2.  Conduct of Business of Parent and Sub . . . . . . . . . . . .   27
       (a)    Ordinary Course   . . . . . . . . . . . . . . . . . . . . . .   27
       (b)    Other Actions   . . . . . . . . . . . . . . . . . . . . . . .   28

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS . . . . . . . . . . . .   28

SECTION 5.1.  Stockholder Approval; Preparation of Proxy Statement;
       Preparation of Registration Statement  . . . . . . . . . . . . . . .   28
SECTION 5.2.  Letter of the Company's Accountants . . . . . . . . . . . . .   30
SECTION 5.3.  Letter of Parent's Accountants  . . . . . . . . . . . . . . .   30
SECTION 5.4.  Access to Information . . . . . . . . . . . . . . . . . . . .   30
SECTION 5.5.  Reasonable Efforts; Notification  . . . . . . . . . . . . . .   30
SECTION 5.6.  Employee Benefit Matters  . . . . . . . . . . . . . . . . . .   32
SECTION 5.7.  Indemnification . . . . . . . . . . . . . . . . . . . . . . .   33
SECTION 5.8.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .   34
SECTION 5.9.  Public Announcements  . . . . . . . . . . . . . . . . . . . .   34
SECTION 5.10.  Stockholder Litigation . . . . . . . . . . . . . . . . . . .   34
SECTION 5.11.  Accounting Matters . . . . . . . . . . . . . . . . . . . . .   35
SECTION 5.12.  Parent's Board of Directors  . . . . . . . . . . . . . . . .   35
Section 5.13.  Irrevocable Proxies  . . . . . . . . . . . . . . . . . . . .   35

                                   ARTICLE VI

                              CONDITIONS PRECEDENT  . . . . . . . . . . . .   35

SECTION 6.1.  Conditions to Each Party's Obligation to Effect the Merger  .   35
       (a)    Stockholder Approval  . . . . . . . . . . . . . . . . . . . .   35
       (b)    NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . . .   35
       (c)    HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . .   35
       (d)    No Injunctions or Restraints  . . . . . . . . . . . . . . . .   36
       (e)    Registration Statement Effectiveness  . . . . . . . . . . . .   36
       (f)    Blue Sky Filings  . . . . . . . . . . . . . . . . . . . . . .   36

SECTION 6.2.  Conditions of Parent and Sub  . . . . . . . . . . . . . . . .   36
       (a)    Compliance  . . . . . . . . . . . . . . . . . . . . . . . . .   36
       (b)    Certifications and Opinion  . . . . . . . . . . . . . . . . .   36
       (c)    Representations and Warranties True   . . . . . . . . . . . .   37
       (d)    Affiliate Letters   . . . . . . . . . . . . . . . . . . . . .   37
       (e)    Tax Opinion   . . . . . . . . . . . . . . . . . . . . . . . .   38
       (f)    Pooling Accounting  . . . . . . . . . . . . . . . . . . . . .   38
       (g)    Consents, etc.  . . . . . . . . . . . . . . . . . . . . . . .   38
       (h)    No Litigation   . . . . . . . . . . . . . . . . . . . . . . .   38
       (i)    Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . .   39
       (j)    No Material Adverse Change  . . . . . . . . . . . . . . . . .   39

SECTION 6.3.  Conditions of the Company . . . . . . . . . . . . . . . . . .   39
       (a)    Compliance  . . . . . . . . . . . . . . . . . . . . . . . . .   39
       (b)    Certifications and Opinion  . . . . . . . . . . . . . . . . .   39
       (c)    Representations and Warranties True   . . . . . . . . . . . .   40
       (d)    Tax Opinion   . . . . . . . . . . . . . . . . . . . . . . . .   40

       (e)    Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . .   40
       (f)    No Material Adverse Change  . . . . . . . . . . . . . . . . .   40
       (g)    Pooling Accounting  . . . . . . . . . . . . . . . . . . . . .   41
       (h)    Consents, etc.  . . . . . . . . . . . . . . . . . . . . . . .   41
       (i)    No Litigation   . . . . . . . . . . . . . . . . . . . . . . .   41

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER . . . . . . . . .   41

SECTION 7.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . .   41
SECTION 7.2.  Effect of Termination . . . . . . . . . . . . . . . . . . . .   42
SECTION 7.3.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .   42
SECTION 7.4.  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . .   42
SECTION 7.5.  Procedure for Termination, Amendment, Extension or Waiver . .   42

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS  . . . . . . .   43

SECTION 8.1.  Takeover Defenses of the Company  . . . . . . . . . . . . . .   43
SECTION 8.2.  No Solicitation . . . . . . . . . . . . . . . . . . . . . . .   43
SECTION 8.3.  Fee and Expense Reimbursements  . . . . . . . . . . . . . . .   45

                                   ARTICLE IX

                               GENERAL PROVISIONS   . . . . . . . . . . . .   46

SECTION 9.1.  Nonsurvival of Representations and Warranties . . . . . . . .   46
SECTION 9.2.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
SECTION 9.3.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   47
SECTION 9.4.  Interpretation  . . . . . . . . . . . . . . . . . . . . . . .   48
SECTION 9.5.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   48
SECTION 9.6.  Entire Agreement; No Third-Party Beneficiaries  . . . . . . .   48
SECTION 9.7.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .   48
SECTION 9.8.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .   48
SECTION 9.9.  Enforcement of the Agreement  . . . . . . . . . . . . . . . .   48
SECTION 9.10.  Severability . . . . . . . . . . . . . . . . . . . . . . . .   49

              AGREEMENT AND PLAN OF MERGER dated as of February 27, 1997, by and among CAMCO INTERNATIONAL INC., a Delaware corporation ("Parent"), PLANE ACQUISITION CORP., a Delaware corporation ("Sub") and wholly owned subsidiary of Parent, and PRODUCTION OPERATORS CORP, a Delaware corporation (the "Company").


       WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement");

       WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of the Company's common stock, $1.00 par value (a "Share"), not owned by the Company, Parent, Sub or any wholly owned subsidiary of the Company, Parent or Sub will be converted into 1.3 shares of Parent's common stock, $.01 par value (a "Parent Common"), including the associated rights to purchase shares of Parent Common ("Rights" and together with the Parent Common, "Parent Shares");

       WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

       WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

       WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

       NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

       SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). At the election of Parent, any direct wholly owned subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

       SECTION 1.2. Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the certificate of merger required by the DGCL with respect to the Merger and other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., in Houston, Texas, on the date of the meetings of the Company's stockholders (the "Company Stockholders Meeting") and of Parent's stockholders (the "Parent Stockholders Meeting"), in each case, to approve the Merger, or, if any of the conditions set forth in Article VI have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as Parent and the Company shall agree (the "Closing Date"). If such meetings are not held or concluded on the same date, then the Closing Date shall be on the date of the latter of such meetings.

       SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

       SECTION 1.4. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger to read as set forth in Exhibit A hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

       (b) The By-laws of Sub as in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

       SECTION 1.5. Directors. The directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

       SECTION 1.6. Officers. The officers of the Company immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

       SECTION 1.7. Vacancies. If at the Effective Time of the Merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

       SECTION 2.1. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Shares:

       (a) Capital Stock of Sub. Each issued and outstanding share of common stock, $.01 par value, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

       (b) Cancellation of Company and Parent Owned Stock. All Shares that are owned by any wholly owned subsidiary of the Company and any Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent or Sub shall be canceled and no consideration shall be delivered in exchange therefor.

       (c) Conversion of Shares. Subject to Section 2.1(d), each issued and outstanding Share shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Shares pursuant to
Section 2.2, 1.3 Parent Shares (the "Merger Consideration"). The ratio of Parent Shares for each Share is herein referred to as the "Exchange Ratio".

       (d) No Fractional Shares. No fractional Parent Shares shall be issued in the Merger. All fractional Parent Shares that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional Parent Share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price per share of Parent Common on the New York Stock Exchange ("NYSE") on the first trading day immediately preceding the Effective Time of the Merger by the fraction of a Parent Share to which such holder would otherwise have been entitled. Alternatively, Parent and Sub shall have the option of instructing the Exchange Agent (as defined in

Section 2.2(a)) to aggregate all fractional Parent Shares, sell such Parent Shares in the public market and distribute to holders of fractional Parent Shares a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional Parent Shares shall be paid to any holder of fractional Parent Shares until Certificates (as defined in Section 2.2(c)) are surrendered and exchanged in accordance with Section 2.2(c).

       SECTION 2.2.  Exchange of Certificates.  (a)      Exchange Agent.  Prior
to the Effective Time of the Merger, Parent shall engage The Bank of New York, or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") for the issue of the Merger Consideration upon surrender of Certificates.

       (b) Payment of Merger Consideration. Parent shall take all steps necessary to enable and cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the Parent Shares to be issued upon the conversion of the Shares pursuant to Section 2.1. Parent or the Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares.

       (c) Exchange Procedure. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates"), other than the Company, Parent, Sub and any wholly owned subsidiary of the Company, Parent or Sub, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent and Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the Parent Shares and any cash in lieu of a fractional Parent Share. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole Parent Shares into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any cash payable in lieu of a fractional Parent Share, and the Certificate so surrendered shall forthwith be canceled. If the Parent Shares are to be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate, the number of Parent Shares and cash, if any, in lieu of fractional Parent Shares into which the Shares theretofore represented by such

Certificate shall have been converted pursuant to Section 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

       (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the Parent Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole Parent Shares, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

       (e) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender of Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

       SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Parent and Sub as follows, subject to any exceptions specified in the Disclosure Letter of the Company provided to Parent on the date hereof (the "Company Disclosure Letter"):

       (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

       (b) Subsidiaries. The Company's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Except as disclosed in the Company Disclosure Letter, all such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens"). Except for the capital stock of, or ownership interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any Person.

       (c) Capital Structure. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $1.00 par value ("Company Common Stock"), and 500,000 shares of preferred stock, no par value ("Company Preferred Stock"). At the close of business on February 26, 1997, (i) 10,206,403 Shares (excluding 52,498 Shares held in treasury) were issued and outstanding, including 3,912 Shares subject to restricted stock awards granted under the Company's 1992 Long-Term Incentive Plan, which had not yet vested,
(ii) 288,707 shares of Company Common Stock were reserved for issuance pursuant to awards not yet granted under the Company's 1992 Long-Term Incentive Plan, and (iii) 286,164 and 74,875 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted under the Company's 1992 Long-Term Incentive Plan and 1980 Long-Term Incentive Plan, respectively. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon the exercise of stock options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since July 1, 1981, other than shares of Company Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options outstanding under the Company's 1992 Long-Term Incentive Plan and 1980 Long-Term

Incentive Plan (collectively, the "Company Stock Plans") as set forth above, as of February 26, 1997, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

       (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the outstanding Shares as of the record date for the Company Stockholders Meeting present in person or represented by proxy ("Company Stockholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in
Section 3.1(h). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing by the Company of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the Company Stockholder Approval and Parent Stockholder Approval (as defined in Section 3.2(d)) (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) the Registration Statement (as defined in Section 5.1(b)) and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

       (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since September 30, 1994 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

       (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

       (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, since September 30, 1996, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii)
(A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of September 30, 1996, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of September 30, 1996, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole or (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

       (h) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for Company Stockholder Approval, no other stockholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provision of the Company's Certificate of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

       (i) Brokers. Except for Morgan Stanley & Co., Incorporated ("Morgan"), whose fees are to be paid by the Company, no broker, investment banker or other Person is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder's fees in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter dated June 12, 1996, between the Company and Morgan provided to Parent on or prior to the date of this Agreement constitutes the entire understanding of the Company and Morgan with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

       (j) Litigation. Except as disclosed in the Company SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

       (k) Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

       (l) Employee Benefit Matters. As used in this Section 3.1(l), the "Company" shall include the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Sections 414(b), (c), (m) and (o) of the Code, of which the Company is a member. The Company Disclosure Letter contains a true and complete list of each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material employee benefit plan or arrangement (the "Company Plans") which are sponsored by, participated in or contributed to by or required to be contributed to by the Company. Except for matters that would not in the aggregate have a Material Adverse Effect on the Company and its subsidiaries taken as a whole:

              (i) The Company Plans are in substantial compliance with the Code and ERISA, as they may be applicable;

              (ii) With respect to any Company Plan subject to ERISA or the Code, there has been no transaction described in Sections 406 or 407 of ERISA or

       Section 4975 of the Code unless exempt under Section 408 of ERISA or
       Section 4975 of the Code;

              (iii) All contributions or other amounts payable by the Company with respect to the Company Plans have either been paid or accrued in the Company's most recent financial statements included in the Company SEC Documents;

              (iv) To the Company's knowledge, there are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any Company Plan or related trust;

              (v) The Company has never maintained a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. The Company has never maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA;

              (vi)   All Company Plans which are intended to qualify under
       Section 401(a) of the Code have been submitted to and approved as qualifying under Section 401(a) of the Code by the Internal Revenue Service or the applicable remedial amendment period will not have ended prior to the Effective Time;

              (vii)  Except as expressly provided in this Agreement or in
       Section 3.1(l)(vii) of the Company Disclosure Letter and except for stock options granted under the Company's 1980 and 1992 Long Term Incentive Plans and supplemental benefits under the Company's Supplemental Benefit Plan, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) from the Company; and

              (viii) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under Section 414 of the Code and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity.

       (m) Taxes. Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it on or before the Effective Time of the Merger and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited on or before the Effective Time of the Merger. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no tax liens upon any assets of the Company or any of its subsidiaries. The Federal income Tax Returns of the Company and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended September 30, 1995. There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

       (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

       (o) Environmental Matters. Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, (i) the business and operations of the Company and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose on the Company or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation, or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that the Company or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on the Company or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries that arise out of or relate to environmental laws.

       (p) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

       (q)    Material Contracts and Agreements.

              (i) All material contracts of the Company or its subsidiaries have been included in the Company SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

              (ii)   Section 3.1(q) of the Company Disclosure Letter sets forth
       (x) a list of all written or oral contracts, agreements or arrangements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending September 30, 1997, and (y) the following written and oral agreements, arrangements or commitments (all such written and oral agreements, arrangements or commitments as are required to be set forth in Section 3.1(q) of the Company Disclosure Letter or filed as an exhibit to any Company SEC Document, collectively, the "Designated Contracts"), and further identifies each of the Designated Contracts which contain change in control provisions:

              (A) Each contract or agreement outside the ordinary course of business to which the Company or any of its subsidiaries is a party which involves an obligation or commitment to pay or be paid an amount in excess of $1,000,000 per year;

              (B) Each contract or agreement relating to the employment or consulting which provides for annual compensation in excess of $100,000 and each severance, termination, confidentiality, non-competition or indemnification agreement or arrangement with any of the directors, officers, consultants or employees of the Company or any of its subsidiaries;

              (C) Each contract or agreement to which the Company or any of its subsidiaries is a party limiting, in any material respect, the right of the Company or any of its subsidiaries prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or Affiliates at or after the Effective Time,

       (a) to engage in, or to compete with any Person in any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its subsidiaries prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or Affiliates after the Effective Time or (b) to solicit any customer or client; and

              (D) All contracts and agreements between the Company or any of its subsidiaries, and any Person controlling, controlled by or under common control with the Company, other than subsidiaries of the Company.

       (r)    Title to Properties.

              (i) Each of the Company and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Company SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Company SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

              (ii) Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

       (s) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries, taken as a whole. To the Company's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company and its subsidiaries which could have a Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole, and (ii) no Person is infringing on any right of the Company or any of its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to the Company's knowledge, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the Company's knowledge, no Person is infringing the rights of the Company or any of its subsidiaries with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

       (t) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its subsidiaries is a party or by which any of them is bound, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To the Company's knowledge, since September 30, 1996, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

       (u) Insurance. There is no default by the Company or any of its subsidiaries with respect to any provision contained in any insurance policy maintained by the Company or any of its subsidiaries, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy, except for defaults or failures which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

       (v) Undisclosed Liabilities. Except as set forth in the Company SEC Documents, at the date of the most recent audited financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

       (w) Opinion of Financial Advisor. The Company has received the opinion of Morgan dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the holders of the Shares from a financial point of view, a signed copy of which opinion has been delivered to Parent.

       (x) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend that the holders of the Shares approve this Agreement, the Merger and the transactions contemplated hereby and thereby.

       SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to, and agree with, the Company as follows, subject to any exceptions specified in the Disclosure Letter of Parent previously provided to the Company (the "Parent Disclosure Letter"):

       (a) Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

       (b) Subsidiaries. Parent's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. Parent's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of Parent's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Except as disclosed in the Parent Disclosure Letter, all such stock and ownership interests are owned of record and beneficially by Parent or by a wholly-owned subsidiary of Parent, free and clear of all Liens. Except for the capital stock of, or ownership interests in, its subsidiaries, Parent does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any Person.

       (c) Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. At the close of business on February 17, 1997, (i) 24,180,562 Parent Shares (excluding 1,251,973 Parent Shares held in treasury) were issued and outstanding, including 204,420 Parent Shares subject to restricted stock awards granted under Parent's Long-Term Incentive Plan (of which 84,007 Parent Shares, which vest based upon the completion of certain service criteria, had not yet vested and 120,413 Parent Shares were earned based upon certain performance criteria but had not yet been issued), (ii) 368,779 shares of Parent Common were reserved for issuance pursuant to awards not yet granted under Parent's Long-Term Incentive Plan and Stock Option Plan for Nonemployee Directors, and (iii) 1,008,996 and 94,332 shares of Parent Common were reserved for issuance pursuant to outstanding options granted under Parent's Long-Term Incentive Plan and Stock Option Plan for Nonemployee Directors, respectively. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all such shares issuable upon the exercise of options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by Parent since January 1, 1994, other than Parent Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for the stock options described above, as of February 17, 1997, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party, or by which any of them is bound, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Prior to the Effective Time of the Merger, Parent shall have taken all necessary action to permit it to issue the number of Parent Shares to be required to be issued pursuant to the terms of this Agreement. The Parent Common to be issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights. Such Parent Common, together with any associated Rights, will, when issued, be registered under the Securities Act and the Exchange Act and will, when issued, be listed on the NYSE, subject to notice of official issuance.

       (d) Authority; Non-contravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the Parent Common present in person or represented by proxy at the Parent Stockholder Meeting ("Parent Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 3.2(d) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub or any of their subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of Sub or of Parent or any comparable organizational documents of their subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration account applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole and would not materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of
(A) the Proxy Statement with respect to Parent Stockholder Approval and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing and effectiveness of the Registration Statement under the Securities Act, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

       (e) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1994 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

       (f) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Parent's stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Parent Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

       (g) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since December 31, 1995, Parent has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to Parent, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

       (h) State Takeover Statutes; Absence of Supermajority Provision. Parent has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for the Parent Stockholder Approval, no other stockholder action on the part of Parent is required for approval of the Merger, this Agreement and the transactions contemplated hereby.

       (i) Brokers. Except for Credit Suisse First Boston Corporation ("CSFB"), whose fees are to be paid by Parent, no broker, investment banker or other Person, is entitled to receive from Parent or any of its subsidiaries any investment banking, broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker.

       (j) Litigation. Except as disclosed in the Parent SEC Documents, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of Parent and its subsidiaries, taken as a whole, to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

       (k) Accounting Matters. Neither Parent nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

       (l) Employee Benefit Matters. As used in this Section 3.2(l), "Parent" shall include Parent as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Sections 414(b), (c), (m) and (o) of the Code, of which Parent is a member.
The Parent Disclosure Letter contains a true and complete list of each employee benefit plan as defined in Section 3(3) of ERISA, and each other material employee benefit plan or arrangement (the "Parent Plans") which are sponsored by, participated in or contributed to by or required to be contributed to by Parent. Except for matters that would not in the aggregate have a Material Adverse Effect on Parent and its subsidiaries taken as a whole:

              (i) The Parent Plans are in substantial compliance with the Code and ERISA, as they may be applicable;

              (ii) With respect to any Parent Plan subject to ERISA or the Code, there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA or Section 4975 of the Code;

              (iii) All contributions or other amounts payable by Parent with respect to the Parent Plans have either been paid or accrued in the Parent's most recent financial statements included in the Parent SEC Documents;

              (iv) To Parent's knowledge, there are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any Parent Plan or related trust;

              (v) Except as disclosed in Section 3.2(1) of the of the Parent Disclosure Letter, Parent has not maintained a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Except as disclosed in Section 3.2(1) of the of the Parent Disclosure Letter, Parent has not maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA;

              (vi)   All Parent Plans which are intended to qualify under
       Section 401(a) of the Code have been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period will not have ended prior to the Effective Time;

              (vii) Except as expressly provided in this Agreement, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) from the Parent; and

              (viii) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Parent under
       Section 414 of the Code and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity.

       (m) Taxes. Each of Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any of its subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it on or before the Effective Time of the Merger and has timely paid or deposited (or Parent has paid or deposited on its behalf) all Taxes which are required to be paid or deposited on or before the Effective Time of the Merger. Each of the Tax Returns filed by Parent or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of Parent contained in the filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no tax liens upon any assets of Parent or any of its subsidiaries. The Federal income Tax Returns of Parent and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended December 31, 1991. There are no current examinations of any Tax Return of Parent or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run.

       (n) Environmental Matters. Except as would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, (i) the business and operations of Parent and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose on Parent or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation, or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that Parent or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on Parent or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending, or to Parent's knowledge, threatened against Parent or any of its subsidiaries that arise out of or relate to environmental laws.

       (o) Compliance with Laws. Parent and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole (the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of Parent Permits except where the failure to so comply would not have a Material Adverse Effect on Parent and its subsidiaries, taken a whole. Neither Parent nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Parent or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

       (p)    Material Contracts and Agreements.

              (i) All material contracts of Parent or its subsidiaries have been included in the SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

              (ii) Section 3.2(p) of the Parent Disclosure Letter sets forth a list of all written or oral contracts, agreements or arrangements to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to Parent's Annual Report on Form 10-K for the year ending December 31, 1997.

       (q)    Title to Properties.

              (i) Each of Parent and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Parent SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which Parent or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Parent SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of Parent or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

              (ii) Except as would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, each of Parent and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

       (r) Intellectual Property. Parent and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of Parent and its subsidiaries, taken as a whole. To Parent's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by Parent and its subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of Parent and its subsidiaries which could have a Material Adverse Effect with respect to Parent and its subsidiaries, taken as a whole, and (ii) no Person is infringing on any right of Parent or any of its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to Parent's knowledge, threatened that Parent or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To Parent's knowledge, no Person is infringing the rights of Parent or any of its subsidiaries with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

       (s) Labor Matters. Except as set forth in the Parent Disclosure Letter, there are no collective bargaining agreements or other labor union agreements or understandings to which Parent or any of its subsidiaries is a party or by which any of them is bound, nor is Parent or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Except as set forth in the Parent Disclosure Letter, to Parent's knowledge, since December 31, 1994, neither Parent nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

       (t) Undisclosed Liabilities. Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

       (u) Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of CSFB, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Parent from a financial point of view, a signed copy of which opinion will be delivered to the Company as soon as practicable.

       (v) Board Recommendation. The Board of Directors of Parent, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of Parent, and (ii) resolved to recommend that the holders of the Parent Shares approve the Merger and the transactions contemplated thereby.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

       SECTION 4.1.  Conduct of Business of the Company.

       (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

              (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (I) dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company or (II) regular quarterly cash dividends in an amount not greater than $.07 per share declared or paid by the Company consistent with past practices (provided that any such quarterly cash dividend is declared and paid in coordination with the Parent's payment of its regular dividend on the Parent Common so that, in respect of any calendar quarter, the holders of the Company Common Stock (x) will receive a dividend either in respect of their shares of Company Common Stock or Parent Common issuable to them in the Merger and (y) will not receive a dividend on both the Company Common Stock held by them and the Parent Common issuable to them in the Merger), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock;

              (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of the Company, the issuance of shares of Company Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms;

              (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational document;

              (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

              (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except
       (A) sales or leases in the ordinary course of business consistent with past practice and (B) other immaterial transactions not in excess of $2,000,000 in the aggregate;

              (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

              (vii) make or incur any new capital expenditure (other than purchases in the ordinary course of business), which, singly or in the aggregate with all other expenditures, would exceed $2,000,000;

              (viii) make any material election relating to Taxes or settle or compromise any material Tax liability;

              (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

              (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

              (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

              (xii) except as expressly permitted by this Agreement, enter into any new collective bargaining agreement;

              (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the SEC;

              (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent, which shall not be unreasonably withheld;

              (xv) except for those contracts and agreements entered into in the ordinary course of business with the consent of Parent, which consent shall not be unreasonably withheld, enter into any contract or agreement that if in existence on the date hereof would be required to be listed in Section 3.1(q) of the Company Disclosure Letter; or

              (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

       (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 5.6) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit
Plan) for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

       (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

       (d) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

       SECTION 4.2.  Conduct of Business of Parent and Sub.

       (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), Parent shall and shall cause each of its "significant subsidiaries" (as that term is defined in the regulations promulgated under the Exchange Act) to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its significant subsidiaries to:

              (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (I) dividends and distributions by any direct or indirect wholly owned subsidiary of Parent to Parent or a wholly owned subsidiary of Parent or (II) regular quarterly cash dividends declared or paid by Parent consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock;

              (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of Parent, (A) the issuance of Parent Shares upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms, or (B) the issuance of a number of Parent Shares, not to exceed 5% of the Parent Shares currently outstanding, in connection with the acquisition of assets or equity securities of other entities or businesses;

              (iii) acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration in excess of $200,000,000 without the consent of the Company, which consent shall not be unreasonably withheld;

              (iv) amend its Certificate of Incorporation, By-laws, or other comparable charter or organizational document;

              (v) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

              (vi) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

              (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

       (b) Other Actions. Parent shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Parent or Sub set forth in this Agreement becoming untrue.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

       SECTION 5.1. Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement. (a) Each of the Company and Parent shall, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between Parent and the Company, which dates shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby. Subject to the provisions of Sections 8.2(b) and 8.3(b), each of the Company and Parent will, through its Board of Directors, recommend to its stockholders the approval and adoption of the Merger.

       (b) Promptly following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable efforts as promptly as practicable, subject to the setting of the date for the Company Stockholders Meeting and Parent Stockholder Meeting as provided in Section 5.1(a), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and Parent's stockholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares and rights to acquire Shares pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The Company and Parent will notify each other promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply each other with copies of all correspondence between the Company or Parent, respectively, or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

       (c) Parent agrees to use its best efforts to effect the listing on the NYSE prior to the Effective Time of the Merger, upon official notice of issuance, Parent Shares to be issued pursuant to the Merger.

       (d) Parent agrees to cause all Shares, if any, owned by it or by Sub or any other subsidiary of Parent to be voted in favor of the approval and adoption of this Agreement. The Company agrees to cause all Parent Shares, if any, owned by it or any of its subsidiaries to be voted in favor of the approval and adoption of this Agreement.

       (e) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

       SECTION 5.2. Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with the Company's efforts to obtain such letter, if requested by Arthur Andersen LLP, Parent shall provide a representation letter to Arthur Andersen LLP complying with SAS 72, if then required.

       SECTION 5.3. Letter of Parent's Accountants. Parent shall use its best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Parent's efforts to obtain such letter, if requested by Arthur Andersen LLP, the Company shall provide a representation letter to Arthur Andersen LLP complying with SAS 72, if then required.

       SECTION 5.4. Access to Information. Upon reasonable notice, the Company and Parent shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access during normal business hours from during the period from the date hereof to the Effective Time, to all of its properties, books, contracts, commitments and records, and during such period, each of the Company and Parent shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or the Securities Act and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Parent agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated August 13, 1996 (the "Company Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company or its subsidiaries and the Company's representatives thereunder or hereunder and any other activities contemplated thereby. The Confidentiality Agreement dated August 13, 1996 (the "Parent Confidentiality Agreement"), by and between the Company and Parent shall apply to the information furnished by Parent or its subsidiaries and Parent's representatives thereunder or hereunder and any other the activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of either the Company Confidentiality Agreement or Parent Confidentiality Agreement.

       SECTION 5.5. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.5, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including
(i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

       (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

       (c) (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

              (ii) The Company will furnish to Parent and Sub copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Parent and Sub and (y) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Vinson & Elkins L.L.P., should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to Parent and Sub shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to the Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Parent HSR Documents")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to the Company, and
       (y) with respect to any Parent HSR Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent HSR Documents to the Company shall be satisfied by the delivery of such Parent HSR Documents on a confidential basis to Vinson & Elkins L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

              (iii) Nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Corporation (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.5(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.5(c).

       SECTION 5.6. Employee Benefit Matters. (a) On or prior to the Closing Date, the Company shall take such action under the Company Stock Plans to assure that options outstanding under the Company Stock Plans at the Effective Time of the Merger shall no longer permit the holder thereof to purchase Company Common Stock and, in lieu thereof, provide the holder thereof the right to purchase, for the exercise price per share of Company Common Stock, 1.3 shares of Parent Common, subject to adjustment as provided in the Company Stock Plans and further provided that such substitute option comply with the applicable IRS regulations to preserve the tax favored status of any incentive stock options. Parent agrees to assume the obligations of the Company to issue such shares of Parent Common upon exercise of such options and to use its best efforts to cause the shares of Parent Common so issuable to be registered under the Securities Act. Parent shall issue Parent Common in replacement of any restricted stock outstanding under the Company Stock Plan at the Exchange Ratio.

       (b) On or prior to the Closing Date, the Company shall cause its Employee Stock Ownership Plan (the "ESOP") to be amended to substitute, effective as the Effective Time of the Merger, the Parent Common as the "Employer Securities" under the ESOP and to make such other changes and modifications to the ESOP as Parent and the Company deem necessary and advisable to permit the ESOP to continue in effect with respect to the participating employees of the Company after the Merger without any acceleration of vesting or distributions under the ESOP.

       (c) Parent currently intends to cause the Company as the Surviving Corporation to take such actions as are necessary so that after the Effective Time of the Merger, employees of the Company and its subsidiaries remaining with the Company after the Merger ("Continuing Employees") will be provided with employee benefit plans, programs, policies and arrangements that are, in the aggregate, no less favorable to such employees as those provided to such employees as of the date hereof; provided that it is understood that Parent shall have no obligation to issue shares of capital stock pursuant to any such plan or to make additional contributions to the ESOP if such issuances or contributions are not considered to be desirable by Parent. Parent currently intends (i) to preserve and maintain with respect to such plans, programs and arrangements, benefits and service credit accrued to the Continuing Employees during employment with the Company and its subsidiaries prior to the Effective Time of the Merger except to the extent that benefits may be duplicated and
(ii) to provide that Continuing Employees shall not be subject to preexisting condition exclusions or waiting periods (except to the extent so subject prior to the Effective Time of the Merger) and shall receive full credit for any copayments and deductibles already incurred during the year in which the Merger occurs under the comparable plan of the Company and its subsidiaries.


       SECTION 5.7. Indemnification. (a) From and after the Effective Time of the Merger, the Surviving Corporation and Parent shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time of the Merger and whether reasserted or claimed prior to, or at or after, the Effective

Time of the Merger ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent provided under the law of their respective states of incorporation, as applicable, to indemnify directors and officers. Prior to the Effective Time of the Merger, the Company shall cause each person eligible for indemnification pursuant to this Section 5.7(a) to execute and deliver to Parent and any insurance company providing the insurance referred to in Section 5.7(b), a writing confirming, among other matters that could reasonably give rise to Indemnified Liabilities, in such form as may be reasonably satisfactory to Parent and any such insurance company.

       (b) The Surviving Corporation or Parent shall use reasonable efforts to purchase and maintain for the benefit of the Indemnified Parties for a period of five years after the Effective Time of the Merger directors and officers liability insurance with respect to acts, omissions and other matters occurring prior to the Effective Time of the Merger; provided, however, that the Surviving Corporation may substitute therefor a "runoff" policy of insurance ("Runoff Policy") having a term of three years following the Effective Time of the Merger with comparable coverage. Notwithstanding the foregoing, nether Parent nor the Surviving Corporation shall be required to expend more than $400,000 in premiums for the aggregate five year-period to obtain such coverage.

       (c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives.

       SECTION 5.8. Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

       SECTION 5.9. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

       SECTION 5.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this

Agreement until the Effective Time of the Merger, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of litigation shall be agreed to without the consent of Parent, the Company and its directors, which consent shall not be unreasonably withheld.

       SECTION 5.11. Accounting Matters. Neither the Company nor Parent shall take or agree to take, nor shall they permit any of their respective affiliates to take or agree to take, any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

       SECTION 5.12. Parent's Board of Directors. At the Effective Time of the Merger, the directors of Parent shall elect one Person mutually agreed to by the Chairman of the Board of Parent and the Chairman of the Board of the Company to the Board of Directors of Parent. Such director shall be a Class III Director of Parent and will serve until the annual meeting of Parent's stockholders to be held in 1999. In addition, as of the Effective Time of the Merger, the directors of Parent shall appoint Carl W. Knobloch to act as an advisory non-voting director to the Board of Directors of Parent for a term expiring at the annual meeting of Parent's stockholders in 2000, with full rights to notice of and to attend all meetings of the Board of Directors, and reimbursement of expenses attendant thereto, as if he were a director. At the end of such three-year term, Mr. Knobloch shall be entitled to be considered by the directors of Parent for election as a regular director of Parent.

       Section 5.13. Irrevocable Proxies. On the date hereof, the holders of at least an aggregate of 2,000,000 issued and outstanding shares of Company Common Stock shall execute and deliver to Parent an irrevocable voting proxy in the form of Exhibit B hereto (the "Irrevocable Proxies").


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

       SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

       (a) Stockholder Approval. The Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

       (b) NYSE Listing. Parent Shares issuable to the Company's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

       (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

       (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 5.5, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

       (e) Registration Statement Effectiveness. The Registration Statement shall be effective under the Securities Act on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

       (f) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

       SECTION 6.2. Conditions of Parent and Sub. The obligation of Parent and Sub to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger, of the following conditions:

       (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and Parent shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

       (b) Certifications and Opinion. The Company shall have furnished Parent with:

              (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company;

              (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Shares approving the Merger and the transactions contemplated hereby;

              (iii) a favorable opinion dated the Closing Date, in customary form and substance, of Vinson & Elkins L.L.P., counsel for the Company, dated the Closing Date to the effect that:

                     (A) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

                     (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Certificate of Incorporation or By-Laws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

                     (C) Each of the Company's U.S. subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

                     (D) The Board of Directors of the Company has taken all action required by the DGCL and its Certificate of Incorporation or its By-Laws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of the Company have taken all action required by the DGCL and its Certificate of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding Agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief.

       (c) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and Parent shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

       (d) Affiliate Letters. Parent shall have received from the Company a list of such Persons, if any, that Parent, after discussions with counsel for the Company, believes may be "affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act ("Affiliates"). The Company shall deliver or cause to be delivered to Parent an undertaking by each Affiliate in form satisfactory to Parent that (i) such Affiliate has no current plan or intention to sell, exchange or otherwise dispose of the Parent Shares to be received by such Affiliate pursuant to the Merger, (ii) no disposition will be made by such Affiliate of any Parent Shares received or to be received pursuant to the Merger until such time as final results of operations of Parent covering at least 30 days of combined operations of Parent and the Company have been published and (iii) no Parent Shares received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

       (e) Tax Opinion. Parent shall have received an opinion of Fulbright & Jaworski L.L.P., in form and substance satisfactory to Parent, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company, Sub or Parent as a result of the Merger.

       (f) Pooling Accounting. Parent and Company shall have received a letter from Arthur Andersen LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

       (g) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Company or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially detract from the aggregate benefits to Parent of the transactions reasonably contemplated hereby.

       (h) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement,

(iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership as to any shares of Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Common Stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

       (i) Fairness Opinion. CSFB will not have revoked or modified in a materially adverse manner its opinion referred to in Section 3.2(u).

       (j) No Material Adverse Change. There shall not have occurred any material adverse change with respect to the Company since the date hereof.

       SECTION 6.3. Conditions of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger of the following conditions:

       (a) Compliance. The agreements and covenants of Parent to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

       (b) Certifications and Opinion. Parent shall have furnished the Company with:

              (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of Parent approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the Parent Shares pursuant hereto;

              (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the Parent Shares present or represented by proxy and entitled to vote at the Parent Stockholder Meeting, approving the Merger and the transactions contemplated hereby;

              (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Fulbright & Jaworski L.L.P., counsel for Parent to the effect that:

                     (A) Parent and the Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have corporate power to own their properties and assets and to carry on their business as presently conducted and as described in the Proxy Statement. Sub has the requisite corporate power to merge with the Company as contemplated by this Agreement and Parent has the requisite corporate power to carry out its obligations under this

              Agreement. The execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of Parent's or Sub's Certificate of Incorporation or By-Laws;

                     (B) Parent and Sub have taken all action required under the DGCL, their Certificates of Incorporation or their By-Laws to authorize such execution and delivery and the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of Parent and Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief; and

                     (C) The Parent Shares to be issued pursuant to the Merger have been duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof under Delaware law or Parent's Certificate of Incorporation or By-laws.

       (c) Representations and Warranties True. The representations and warranties of Parent contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of Parent by the chief executive officer and the chief financial officer of Parent.

       (d) Tax Opinion. The Company shall have received an opinion of Vinson & Elkins L.L.P., in form and substance satisfactory to the Company, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;
(ii) each of the Company, Parent and Sub are parties to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt by them of Parent Shares in exchange for their Shares pursuant to the Merger.

       (e) Fairness Opinion. Morgan shall not have revoked or modified in a materially adverse manner its opinion referred to in Section 3.1(w).

       (f) No Material Adverse Change. There shall not have occurred any material adverse change with respect to Parent since the date hereof.

       (g) Pooling Accounting. Parent and Company shall have received a letter from Arthur Andersen LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

       (h) Consents, etc. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary by the Parent in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent and its subsidiaries or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Parent and its subsidiaries taken as a whole, after giving effect to the Merger.

       (i) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

       SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

       (a)    by mutual written consent of Parent and the Company;

       (b)    by either Parent or the Company:

              (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

              (ii) if the stockholders of Parent fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of Parent or at any adjournment thereof;

              (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

              (iv) if the Merger shall not have been consummated on or before August 31, 1997, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

       (c)    by Parent or the Company to the extent permitted under Section
8.2 or 8.3;

       (d) by Parent, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

       (e) by the Company, if Parent or Sub breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

       SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the confidentiality provisions of Section 5.4 and the provisions of Sections 5.8, 8.2, 8.3 and Article IX.

       SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company or Parent; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

       SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

       SECTION 8.1. Takeover Defenses of the Company. The Company agrees to take such action with respect to any anti-takeover provisions in its charter or afforded it by statute to the extent necessary to consummate the Merger on the terms set forth in the Agreement.

       SECTION 8.2. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an unsolicited request therefor, furnish information to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Section 5.4(b) hereof, including the standstill provisions thereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "takeover proposal" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company or any subsidiary, any voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 15% of the outstanding Shares.

       (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 7.1 (a) or (b), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of

Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the stockholders of the Company shall not yet have voted upon the Merger and the Company shall have paid to Parent the Termination Fee. Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following Parent's receipt of a Notice of Superior Proposal.

       (c) In the event that the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, Parent may terminate this Agreement.

       (d) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Parent) to be more favorable to the Company's stockholders than the Merger.

       (e) In addition to the obligations of the Company set forth in paragraph (b), the Company shall promptly advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry. The

Company will keep Parent fully informed of the status and details of any such takeover proposal or inquiry.

       SECTION 8.3.  Fee and Expense Reimbursements.

       (a) The Company agrees to pay Parent a fee in immediately available funds of $15,000,000 (the "Termination Fee") promptly upon the termination of the Agreement in the event this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c). The Termination Fee shall be payable promptly upon termination of this Agreement in the event of a termination pursuant to Section 7.1(c).

       (b) In the event this Agreement is terminated for any reason other than a material breach by Parent or Sub, the Company also agrees to pay to Parent the Termination Fee if (i) after the date hereof and before the termination of this Agreement, a takeover proposal shall have been made and publicly announced by any Person or group of Persons (an "Acquiring Person"),
(ii) the stockholders of the Company shall not have approved the Merger and
(iii) after the date hereof and at or prior to six months after the date of termination of this Agreement, the Acquiring Person or any affiliate of the Acquiring Person shall have effected an Alternative Transaction (as defined below). An Alternative Transaction shall mean (i) any merger or other business combination involving the Company, (ii) any acquisition from the Company or any subsidiary of 15% of the voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any acquisition from the stockholders of the Company by tender offer, exchange offer or otherwise more than 15% of the outstanding Shares.
The Termination Fee payable under this Section 8.3(b) shall be payable as a condition to the consummation of the Alternative Transaction.

       (c) In the event the Board of Directors of Parent receives a takeover proposal involving Parent because of which, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on advice of outside counsel), it determines it is necessary to withdraw or modify its approval or recommendation of this Agreement or the Merger, Parent may terminate this Agreement at any time after midnight on the business day following notice of such determination is provided to the Company by advising the Company that the Board of Directors has received a takeover proposal which it has determined requires such action, specifying the material terms and conditions of such proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such proposal. Parent may terminate this Agreement pursuant to the preceding sentence only if the stockholders of Parent shall not yet have voted upon the Merger and Parent shall have paid to the Company the Parent Termination Fee (as hereinafter defined). Parent agrees to pay the Company a fee in immediately available funds of $15,000,000 (the "Parent Termination Fee") promptly upon (i) the termination of this Agreement pursuant to the first sentence of this Section 8.3(c) or (ii) the stockholders of Parent not approving the Merger as a result of a hostile takeover of the Parent after the date of this Agreement. For purposes hereof, a "takeover proposal involving Parent" shall mean (i) any proposal for a merger or other business combination involving the Parent, (ii) any proposal or offer to acquire from the Parent or any of its affiliates in any manner, directly or indirectly, an equity interest in the Parent or any subsidiary, any voting securities of the Parent or any subsidiary or a material amount of the assets of the Parent and its subsidiaries taken as a whole, or (iii) any proposal or offer to acquire from the stockholders of Parent by tender offer, exchange offer or otherwise, more than 15% of the Parent Common Stock.


                                   ARTICLE IX

                               GENERAL PROVISIONS

       SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company pursuant to this Agreement shall survive the Effective Time of the Merger, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

       SECTION 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a)    if to Parent or Sub, to

              Camco International Inc.
              7030 Ardmore
              Houston, Texas  77054
              Telephone:  (713) 749-5690
              Facsimile:  (713) 749-1620
              Confirm:    (713) 749-4000

              Attention:  Ronald R. Randall, General Counsel

              with a copy to:

              Fulbright & Jaworski L.L.P.
              1301 McKinney, Suite 5100
              Houston, Texas  77010-3095
              Telephone:  (713) 651-5151
              Facsimile:  (713) 651-5246
              Confirm:    (713) 651-5496

              Attention:  Curtis W. Huff, Esq.

       (b)    if to the Company, to

              Production Operators Corp
              11302 Tanner Road
              Houston, Texas  77041
              Telephone:  (713) 896-2506
              Facsimile:  (713) 896-2652
              Confirm:    (713) 466-0980

              Attention:  D. John Ogren

              with a copy to:

              Vinson & Elkins L.L.P.                 Alsup & Petty
              2300 First City Tower        and       Three Allen Center
              1001 Fannin Street                     333 Clay Street, Suite 4930
              Houston, Texas  77002-6760             Houston, Texas  77002
              Telephone:  (713) 758-2222             Telephone:  (713) 739-1313
              Facsimile:  (713) 758-5160             Facsimile:  (713) 739-7095
              Confirm:    (713) 758-2320             Confirm:    (713) 739-1313

              Attention:  Robert H. Whilden, Esq.    Richard C. Alsup

       SECTION 9.3.  Definitions.  For purposes of this Agreement:

       (a) an "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

       (b) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President or Chief Financial Officer of the Company, and with respect to any matter stated herein to be "to Parent's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or General Counsel of Parent.

       (c) "Material Adverse Effect" or "material adverse change" means, when used in connection with any Person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that Person and its subsidiaries, taken as a whole.

       (d) "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

       (e) a "subsidiary" means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

       SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

       SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

       SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 5.6 and 5.7, are not intended to confer upon any Person other than the parties any rights or remedies hereunder. The provisions of
Section 5.7 may be enforced by any Person intended to benefit thereunder in the same manner as if such provisions constituted a binding contract between such Person and each party to this Agreement, their successors and assigns.

       SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

       SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, and such assignment shall relieve Sub of all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       SECTION 9.9. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Texas or in any other Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in the Southern District of Texas in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the State of Texas or in the Southern District of Texas.

       SECTION 9.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

       IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  CAMCO INTERNATIONAL INC.



                                  By     /s/ Gary D. Nicholson
                                    ---------------------------------------
                                         Gary D. Nicholson
                                         Chairman of the Board, President
                                         and Chief Executive Officer


                                  PLANE ACQUISITION CORP.



                                  By     /s/ Gary D. Nicholson
                                    ---------------------------------------
                                         Gary D. Nicholson
                                         President


                                  PRODUCTION OPERATORS CORP


                                  By     /s/ Carl W. Knobloch, Jr.
                                    ---------------------------------------
                                         Carl W. Knobloch, Jr.
                                         Chairman of the Board

                                                                       EXHIBIT A

                           PRODUCTION OPERATORS CORP

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


       The original Certificate of Incorporation of Production Operators Corp (the "Corporation") was filed under the name "UNICAPITAL CORPORATION" on May 9, 1969, and was amended on December 8, 1980, to change the name to "Production Operators Corp". On ____________, 1997, the Board of Directors and the sole stockholder of the Corporation adopted resolutions authorizing the further amendment and the restatement and integration of the provisions of the amended Certificate of Incorporation of the Corporation and authorizing the filing of this Amended and Restated Certificate of Incorporation, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and supersedes the amended Certificate of Incorporation of the Corporation, as presently in effect, in its entirety as follows:


       First:  The name of the Corporation is Production Operators Corp.

       Second: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

       Third: The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

       Fourth: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, of the par value of $.01 per share.

       Fifth:  The Corporation is to have perpetual existence.

       Sixth: Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

       Seventh: All of the powers of the Corporation, insofar as the same may be lawfully vested by this Amended and Restated Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

       In furtherance and not in limitation of the foregoing provisions of this Article Seventh, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the by-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal by-laws of the Corporation.

       Eighth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


       IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by _________________, its ____________, this ___ day of __________, 1997.


                               PRODUCTION OPERATORS CORP



                               By:
                                  -----------------------------
                               Name:
                                    ---------------------------
                               Title:
                                     --------------------------

                                                                     EXHIBIT B

                               IRREVOCABLE PROXY


       This Irrevocable Proxy (this "Proxy") is entered into and delivered as of February 27, 1997, by the undersigned stockholders of Production Operators Corp, a Delaware corporation (the "Stockholders"), in favor of Camco International Inc., a Delaware corporation ("Camco").

                                    RECITALS

       As of the date of this Proxy, each Stockholder owns beneficially and of record such number of shares of common stock, par value $1.00 per share ("Company Common Stock"), of Production Operators Corp, a Delaware corporation (the "Company"), as is set forth next to such Stockholder's name on the signature page hereof. All such shares, together with any shares acquired by any Stockholder prior to the termination of this Proxy, are sometimes referred to herein as the "Shares".

       On the date hereof, Camco, Plane Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Camco ("Mergersub"), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for the merger of Mergersub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Camco.

       Camco has required, in connection with its execution and delivery of the Merger Agreement that each Stockholder grant Camco a proxy to vote such Stockholder's Shares on the terms set forth below.

                                 TERMS OF PROXY

       In consideration of the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and in order to induce Camco to execute and deliver the Merger Agreement, and, in each case, to consummate the transactions contemplated hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Stockholder hereby represents and warrants to Camco as follows:

       1.1 Authorization. Each Stockholder is either a [trust] [other entity], validly existing [and in good standing] under the laws of its state of formation or an individual residing in the United States. Each Stockholder has the power and authority to execute and deliver this Proxy and to consummate the transactions contemplated hereby. Each Stockholder has taken all necessary actions to authorize the execution, delivery and performance of this Proxy and the grant of the rights covered hereby. This Proxy has been duly executed and delivered by and on behalf of each Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

       1.2 Title to Shares. Each Stockholder is the record and beneficial owner of the Shares and owns the Shares free and clear of liens, claims, charges, options or encumbrances or other rights of third parties of any kind or any proxy or voting restriction other than that granted pursuant to this Proxy.

                                   ARTICLE II

                         TRANSFER AND VOTING OF SHARES

       2.1 Restriction on Transfer of Shares. During the Term (as defined below), no Stockholder shall (a) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of the Shares,
(b) deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance of the Shares.

       2.2 Voting of Shares. Each Stockholder hereby irrevocably constitutes and appoints Camco, or any nominee of Camco, with full power of substitution, during and for the Term, as such Stockholder's true and lawful attorney and proxy, for and in such Stockholder's name, place and stead, to vote each of such Stockholder's Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) (i) in favor of the approval of the Merger Agreement and the consummation of all other transactions contemplated by the Merger Agreement,
(ii) against any takeover proposal (as defined in the Merger Agreement) involving the Company, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by such Stockholder beneficially to be voted in accordance with the foregoing.

       2.3 Further Assurances. Each Stockholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by Camco to vest in Camco (or its designee) the power to vote such Stockholder's Shares and carry out the provisions of this Proxy.

       2.4 Term. The term of this Proxy (the "Term") shall commence on the date hereof and shall remain valid until the earlier of (a) consummation of the Merger, (b) termination of the Merger Agreement for any reason (other than pursuant to Section 8.2(b) of the Merger Agreement), or (c) one year from the date hereof. THIS PROXY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.

                                  ARTICLE III

                               GENERAL PROVISIONS

       3.1 Severability. If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, each Stockholder agrees to negotiate with Camco in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

       3.2 Entire Agreement. This Proxy constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the Stockholders and Camco, with respect to the subject matter hereof.

       3.3 Assignment. This Proxy shall be binding upon Stockholder and such Stockholder's successors and assigns.

       3.4 Parties in Interest. This Proxy shall be binding upon and inure solely to the benefit of Camco, and nothing in this Proxy, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy.

       3.5 Specific Performance. Each Stockholder agrees that irreparable damage would occur in the event any provision of this Proxy was not performed in accordance with the terms hereof and that Camco shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

       3.6 Governing Law, Jurisdiction. This Proxy shall be governed by, and construed in accordance with the laws of the State of Delaware. Any legal actions, suit or proceeding arising out of or relative to this Proxy shall be instituted only in the state and federal courts situate in the States of Texas and Delaware, and each Stockholder hereby waives any objection which it may now or hereafter have to the laying of venue of such action, suit or proceeding in, and hereby irrevocably submits to the jurisdiction of, any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against each Stockholder if given by mail, postage, prepaid, mailed to such Stockholder at the Company's principal place of business.

       3.7 Counterparts. This Proxy may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, each Stockholder has caused this Proxy to be duly executed and delivered as of the day and year first written above.


                                           -------------------------------------




                                           By:
                                              ----------------------------------

                                           Number of Shares:
                                                              ------------------


                                           -------------------------------------



                                           By:
                                              ----------------------------------

                                           Number of Shares:
                                                              ------------------



                                           -------------------------------------

                                           Number of Shares:
                                                              ------------------



                                           -------------------------------------

                                           Number of Shares:
                                                              ------------------



                                           -------------------------------------

                                           Number of Shares:
                                                              ------------------

AGREED AND ACCEPTED:

CAMCO INTERNATIONAL INC.


By:
   ----------------------------------------

       As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules with this Exhibit No. 7.1. Listed below is a brief description of the omitted schedules. The Company agrees to furnish supplementally a copy of any of such omitted schedules to the Commission upon request.


Schedules

3.1(b) Subsidiaries of POC
3.1(d) Authority; Non-contravention
3.1(g) Absence of Certain Changes or Events
3.1(l) Employee Benefit Matters
3.1(m) Taxes
3.1(n) No Excess Parachute Payments
3.1(q) Material Contracts and Agreements of POC
3.1(v) Undisclosed Liabilities of POC
3.2(b) Subsidiaries of Camco
3.2(d) Authority; Non-contravention
3.2(l) Employee Benefit Matters of Camco
3.2(p) Material Contracts and Agreements of Camco
3.2(s) Labor matters of Camco